Exhibit 99.1

BEACON COMPLETES DIVESTITURE OF

INTERIOR PRODUCTS BUSINESS

HERNDON, Va.—(BUSINESS WIRE)—February 10, 2021—Beacon (Nasdaq: BECN) (the “Company”) announced today the successful completion of the previously announced sale of its interior products and insulation businesses (“Interior Products”) to Foundation Building Materials (“FBM”), majority-owned by affiliates of American Securities LLC, a leading U.S. private equity firm. The cash sale price of $850 million is subject to certain net working capital and other adjustments.

The Interior Products divestiture accelerates the Company’s ongoing efforts to improve its financial flexibility and enhances its ability to pursue strategic growth initiatives in its core exteriors business. The Company intends to use the anticipated after-tax proceeds of approximately $750 million from this divestiture to reduce net leverage, strengthen its balance sheet and invest for growth.

“Finalizing the sale of Interior Products represents a transformational event for our Company,” said Julian Francis, Beacon’s President and Chief Executive Officer. “As we focus on growing our core exteriors business, proceeds from the sale significantly enhance our financial flexibility. Our entire organization is now committed to growing sales and improving the profitability of our exteriors business. We appreciate the cooperative efforts of the Beacon, American Securities and FBM teams to rapidly complete this transaction. We are grateful to the Interior Products employees for their strong dedication to customer service while part of Beacon and look forward to seeing their continued success.”

“This transaction significantly expands our presence in many markets throughout the United States and provides attractive opportunities to drive revenue and profit growth while delivering meaningful long-term benefits to our customers, vendors, employees and the communities we serve,” said Ruben Mendoza, President and CEO of FBM. “FBM has long been one of the largest specialty building product distributors of interior products, and we look forward to bringing together these two great businesses.”

About Beacon

Founded in 1928, Beacon is a Fortune 500, publicly traded distributor of roofing materials and complementary building products in North America, operating over 400 branches throughout all 50 states in the U.S. and 6 provinces in Canada. Beacon serves an extensive base of over 90,000 customers, utilizing its vast branch network and diverse service offerings to provide high-quality products and support throughout the entire business lifecycle. Beacon offers its own private label brand, TRI-BUILT, and has a proprietary digital account management suite, Beacon PRO+, which allows customers to manage their businesses online. Beacon’s stock is traded on the Nasdaq Global Select Market under the ticker symbol BECN. To learn more about Beacon, please visit www.becn.com.

About Foundation Building Materials

Foundation Building Materials, Inc. is a specialty building products distributor of wallboard, suspended ceiling systems, metal framing, and complementary and other products throughout North America. Based in Santa Ana, California, the Company employs more than 4,600 employees and operates more than 250 branches across the United States and Canada. Learn more at www.fbmsales.com or follow us on LinkedIn, Twitter, Instagram, or Facebook.

About American Securities

Based in New York with an office in Shanghai, American Securities is a leading U.S. private equity firm that invests in market-leading North American companies with annual revenues generally ranging from $200 million to $2 billion and/or $50 million to $250 million of EBITDA. American Securities and its affiliates have approximately $23 billion under management. For more information, visit www.american-securities.com.

Forward-Looking Statements

This release contains information about management’s view of Beacon’s future expectations, plans, and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the fact that they do not relate strictly to historic or current facts and often use words such as “anticipate”, “estimate”, “expect”, “believe”, “will likely result”, “outlook”, “project” and other words and expressions of similar meaning. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the “Risk Factors” section of Beacon’s latest Form 10-K. In addition, the forward-looking statements included in this press release represent Beacon’s views as of the date of this press release and these views could change. However, while Beacon may elect to update these forward-looking statements at some point, Beacon specifically disclaims any obligation to do so, other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing Beacon’s views as of any date subsequent to the date of this press release.

INVESTOR CONTACTS	MEDIA CONTACTS
For Beacon:	For Beacon:
James Wilson	Jennifer Lewis
VP Finance & Treasurer	VP, Communications and Corporate Social Responsibility
Jim.Wilson@becn.com	Jennifer.Lewis@becn.com
571-306-7501	571-752-1048

For Foundation Building Materials:	For Foundation Building Materials:
John Gorey	Abernathy MacGregor
Chief Financial Officer	Jeremy Jacobs
Investors@fbmsales.com	jrj@abmac.com
714-380-3127	212-371-5999

For American Securities:
Amy Harsch
aharsch@american-securities.com
212-476-8071